As filed with the Securities and Exchange Commission on October 21, 2014

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LINEAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-2778785
(State of Incorporation)	(I.R.S. Employer Identification No.)
1630 McCarthy Boulevard Milpitas, California 95035
(Address of principal executive offices)

2010 Equity Incentive Plan
(Full title of the plan)

Paul Coghlan Chief Financial Officer 1630 McCarthy Boulevard Milpitas, California 95035 (408) 432-1900
(Name, address and telephone number of agent for service)

Copy to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer              Accelerated filer  ◻            Non-accelerated filer  ◻            Smaller reporting company  ◻

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable under the 2010 Equity Incentive Plan	8,557,659	$38.93	$333,149,664.8	$38,711.99

[41.65] per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on [October 8, 2014].

(2)

7,192,937 shares of Common Stock transferred to the 2010 Plan from the Linear Technology Corporation 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) due to the cancellation, forfeiture, or lapse of option awards granted under the 2001 Plan, plus (ii) 1,364,722 shares of Common Stock still outstanding under the 2001 Plan that may transfer to the 2010 Plan due to the cancellation, forfeiture, or lapse of option awards granted under the 2001 plan.

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Linear Technology Corporation 2010 Equity Incentive Plan (the “2010 Plan”) described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposed of calculating the registration fee on the basis of $38.93 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on October 16, 2014.

(4)

Represents (i) 7,192,937 shares of Common Stock transferred to the 2010 Plan from the Linear Technology Corporation 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) due to the cancellation, forfeiture, or lapse of option awards granted under the 2001 Plan, plus (ii) 1,364,722 shares of Common Stock still outstanding under the 2001 Plan that may transfer to the 2010 Plan due to the cancellation, forfeiture, or lapse of option awards granted under the 2001 plan.

EXPLANATORY NOTE

In 2010, Linear Technology Corporation (the “Registrant”) adopted the 2010 Equity Incentive Plan to replace its 2001 Nonstatutory Stock Option Plan, which was scheduled to expire in 2011.  The shares of Common Stock reserved for issuance under the 2010 Plan consisted of 9,577,031 shares, plus shares that remained available for future grant under the 2001 Plan at the time the 2010 Plan was approved by the Registrant’s stockholders.  The issuance of all such shares under the 2010 Plan was registered on a  Registration Statement on Form S-8 filed on February 11, 2011.

The shares reserved for issuance under the 2010 Plan also include (i) all shares subject to options outstanding under the 2001 Plan at the time the 2010 Plan was approved that subsequently expired or otherwise terminated without being exercised in full, and (ii) all shares issued under the 2001 Plan subject to vesting restrictions that were subsequently forfeited or otherwise reacquired by the Registrant, including withholding to satisfy tax withholding obligations.  Such shares are added to the shares reserved for issuance under the 2010 Plan, and become available for grant thereunder, as they are reacquired or the related option terminates.

This Registration Statement covers the future issuance under the 2010 Plan of all such additional shares that rolled over into the 2010 Plan from the 2001 Plan since its adoption, as well as all such additional shares remaining in the 2001 Plan that may become available for grant under the 2010 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents and information previously filed with the Commission by (the Registrant) are hereby incorporated in this Registration Statement by reference:

•

The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2014 filed with the Commission on August 20, 2014, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The Registrant’s Current Report on Form 8-K filed with the Commission on September 26, 2014 pursuant to Section 13 or 15(d) of the Exchange Act;
•	The Registrant’s Current Report on Form 8-K filed with the Commission on October 17, 2014 pursuant to Section 13 or 15(d) of the Exchange Act; and
•

The description of the Registrant’s Common Stock to be offered hereby is contained in the Registration Statement on Form 8-A filed August 5, 1986 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed with the rules of the Securities and Exchange Commission shall not be deemed to be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Article IX of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law.  In addition, the Registrant has entered into Indemnification Agreements with its directors and executive officers, whereby the Registrant indemnifies these persons to the maximum extent authorized by Section 145 of the DGCL for certain events or occurrences while the director or executive officer is or was serving at the Registrant's request in such capacity.  Under these indemnification agreements, the Registrant also agrees to indemnify its directors and executive officers against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding (including an action by or in the right of the Registrant) by reason of their status as such. The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

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ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description
4.1*	2010 Equity Incentive Plan and forms of agreement thereunder
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
*	Incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement filed on September 15, 2010

ITEM 9.UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, California, on October 21, 2014.

Linear Technology Corporation

By:  /s/ Paul Coghlan

Paul Coghlan

Vice President of Finance and Chief Financial Officer

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Lothar Maier and Paul Coghlan his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S‑8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lothar Maier___________________ Lothar Maier	Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2014
/s/ Paul Coghlan___________________ Paul Coghlan	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2014
_/s/ Robert H. Swanson Jr.___________ Robert H. Swanson, Jr.	Executive Chairman of the Board	October 21, 2014
_/s/ Arthur Agnos__________________ Arthur Agnos	Director	October 21, 2014
__/s/ John Gordon__________________ John Gordon	Director	October 21, 2014
__/s/ David S. Lee__________________ David S. Lee	Director	October 21, 2014
__/s/ Richard M. Moley______________ Richard M. Moley	Director	October 21, 2014
_/s/ Thomas S. Volpe________________ Thomas S. Volpe	Director	October 21, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1*	2010 Equity Incentive Plan and forms of agreement thereunder
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
*	Incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement filed on September 15, 2010

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EXHIBIT 5.1

OPINION OF Wilson Sonsini Goodrich & Rosati

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA  94304

Phone (650) 493-9300

October 21, 2014

Linear Technology Corporation

1630 McCarthy Boulevard

Milpitas, CA  95035

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Linear Technology Corporation with the Securities and Exchange Commission on or about October 21, 2014 (the “Registration Statement”) in connection with the registration under the Securities  Act of 1933, as amended, of 7,192,937 shares of your Common Stock (the “Shares”) reserved for issuance under the 2010 Equity Incentive Plan (the “Plan”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan of Linear Technology Corporation of our reports dated August 20, 2014, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended June 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 21, 2014